                                   Exhibit 4.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          CASCADE COMMUNICATIONS CORP.

                         (INCORPORATED OCTOBER 16, 1990)

                                   * * * * * *


      Cascade Communications Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors, at a meeting held on February 1, 1996, duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directed that the matter be submitted to the stockholders of the Corporation for the approval of said amendment.

      SECOND: That hereinafter, in accordance with Section 211(b) of the General Corporation Law of the State of Delaware, stockholders of the Corporation holding the necessary number of shares of the outstanding capital stock of the Corporation as required by statute and the Amended and Restated Certificate of Incorporation of the Corporation approved said amendment on May 2, 1996.

      THIRD: That said amendment would amend the Amended and Restated Certificate of Incorporation of the Corporation by amending and restating in its entirety the first paragraph of Article FOURTH and substituting in lieu thereof the following new paragraph of Article FOURTH:

      "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 227,000,000 shares, consisting of 225,000,000 shares of Common Stock with a par value of $.001 per share (the "Common Stock") and 2,000,000 shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock").

      FOURTH:     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Cascade Communications Corp. has caused this certificate to be signed by Daniel E. Smith, its President and Chief Executive Officer, and attested by John A. Meltaus, its Assistant Secretary, this 2nd day of May, 1996.

                                 CASCADE COMMUNICATIONS CORP.


                                 BY: /s/ Daniel E. Smith
                                    -------------------------------------------
                                    President and Chief Executive Officer




ATTEST:


BY: /s/ John A. Meltaus
   ----------------------------
    Assistant Secretary